UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2025

FS KKR CAPITAL CORP.

(Exact name of Registrant as specified in its charter)

Maryland	814-00757	26-1630040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	FSK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

Callowhill Revolving Credit Facility

On June 2, 2025, Callowhill Street Funding LLC (“Callowhill”), a wholly-owned, special purpose financing subsidiary of FS KKR Capital Corp. (the “Company”), entered into a revolving credit facility (the “Callowhill Revolving Credit Facility”) pursuant to a Loan and Security Agreement (the “Loan Agreement”), by and among Callowhill, as borrower, Canadian Imperial Bank of Commerce (“CIBC”), as administrative agent, each of the lenders from time to time party thereto, and Computershare Trust Company, N.A., as securities intermediary, collateral agent, collateral administrator and collateral custodian. Capitalized terms used and not otherwise defined herein shall have the meanings specified in the Loan Agreement. The Callowhill Revolving Credit Facility provides for, among other things, borrowings in an initial aggregate amount of up to $400,000,000.

The revolving period during which Callowhill is permitted to borrow, repay and re-borrow advances will terminate on June 2, 2028. Advances under the Callowhill Revolving Credit Facility are subject to satisfaction of certain conditions, including maintenance of the required borrowing base. Any amounts borrowed under the Callowhill Revolving Credit Facility will mature, and all accrued and unpaid interest thereunder will be due and payable, on June 3, 2030.

Borrowings under the Callowhill Revolving Credit Facility accrue interest at a rate equal to a spread of 1.75% per annum plus (i) in the case of borrowings in Dollars, at the option of Callowhill either (x) Daily Simple SOFR or (y) Term SOFR, as applicable, (ii) in the case of borrowings in Sterling, Daily Simple SONIA, (iii) in the case of borrowings in Australian Dollars, BBSY and (iv) in the case of borrowings in Canadian Dollars, Term CORRA. In addition, Callowhill will pay a non-usage fee on the unused facility amount, for each day following the three-month anniversary of the Closing Date, equal to the sum of the products of (i) 0.50% and (ii) the positive difference, if any, of the aggregate commitments minus the greater of (x) the advances outstanding and (y) the minimum utilization.

In connection with the Callowhill Revolving Credit Facility, Callowhill has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities.

The Callowhill Revolving Credit Facility contains events of default customary for similar financing transactions of this type. Upon the occurrence of an event of default, CIBC may terminate the commitments and declare the outstanding advances and all other obligations under the Callowhill Revolving Credit Facility immediately due and payable. During the continuation of an event of default, Callowhill must pay interest at a default rate.

Callowhill’s obligations to the lenders under the Callowhill Revolving Credit Facility are secured by a first priority security interest in substantially all of the assets of Callowhill, including its portfolio of loans and debt securities. The obligations of Callowhill under the Callowhill Revolving Credit Facility are non-recourse to the Company; and the Company's exposure under the Callowhill Revolving Credit Facility is limited to the value of the Company's investment in Callowhill and the equity of Callowhill.

The foregoing description of the Callowhill Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Loan and Servicing Agreement, dated June 2, 2025, by and among Callowhill Street Funding LLC, FS KKR Capital Corp., Canadian Imperial Bank of Commerce, and the financial institutions party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2025	FS KKR CAPITAL CORP.

	By:	/s/ Stephen Sypherd
Name: Stephen Sypherd
Title: General Counsel